Exhibit 2.1

ASSET PURCHASE AGREEMENT

CONFIDENTIAL	EXECUTION VERSION

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of November, 2018, by and among Cumberland Pharmaceuticals Inc., a corporation incorporated in the State of Tennessee, U.S.A. having a principal place of business at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, U.S.A., (“Buyer”) on the one hand, and Theravance Biopharma Ireland Limited (“TBIL”), a corporation organized under the laws of the country of Ireland having a principal place of business at Connaught House, 1 Burlington Road, Dublin 4 Ireland and Theravance Biopharma US, Inc. (“TBUS”), a corporation incorporated in the State of Delaware, U.S.A. having a principal place of business at 901 Gateway Boulevard South San Francisco, CA 94080, U.S.A. (each of TBIL and TBUS, a “Seller,” and together, the “Sellers”).  Buyer and each of Sellers are referred to hereinafter individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, TBIL is the legal and beneficial owner of the MA (as hereinafter defined) filed with the FDA (as hereinafter defined) with respect to the Product (as hereinafter defined) which has been approved by the FDA; and

WHEREAS, Sellers wish to sell, transfer and assign or cause to be sold, transferred and assigned to Buyer all of the rights, title and interest that Sellers have in and to the Purchased Assets (as hereinafter defined) and Buyer desires to purchase all of the rights, title and interest that Sellers have in and to such Purchased Assets, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a)                                 “Accounts Receivable” means any rights whatsoever to any accounts receivable (including any payments received with respect thereto on or after the Closing) arising from sales of the Product prior to the Closing.

(b)                                 “Additional Payment” has the meaning set forth in Section 3.1(b).

(c)                                  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has (i) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage

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which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such other Person, or (ii) the power, directly or indirectly, to direct or cause the direction of the policies and management of the other Person, whether by the ownership of stock, by contract, or otherwise.

(d)                                 “Agreement” has the meaning set forth in the introductory paragraph.

(e)                                  “Assigned Contracts” means each of the Contracts listed on Schedule 1.1(e) hereto.

(f)                                   “Assigned Intellectual Property” means the Patent Rights, Trademark Rights, Domain Name Rights and Know-How.

(g)                                  “Assumed Liabilities” has the meaning set forth in Section 2.3.

(h)                                 “Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement to be delivered by Buyer and Sellers at Closing, substantially in the form of Exhibit A.

(i)                                     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted or required to close by any Governmental Rule.

(j)                                    “Buyer” has the meaning set forth in the introductory paragraph.

(k)                                 “Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

(l)                                     “Cap Amount” has the meaning set forth in Section 9.2.

(m)                             “Closing” has the meaning set forth in Section 4.1.

(n)                                 “Closing Date” has the meaning set forth in Section 4.1.

(o)                                 “Closing Inventory” means all finished drug product or active pharmaceutical ingredient of Product, vancomycin and HP-b-cyclodextrin (excipient) listed on Schedule 1.1(o) hereto present as of the Closing Date (i) at the Third Party contract manufacturing organizations, (ii) at Third Party storage facilities contracted by Sellers to manufacture or store commercial supplies of Product, (iii) under Sellers’ control, and (iv) at Sellers’ places of business.

(p)                                 “Closing Purchase Price” has the meaning set forth in Section 3.1.

(q)                                 “Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, including all amendments thereto, in effect as of the Closing Date.

(r)                                    “Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article V.

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(s)                                   “Domain Name Rights” means the Internet domain names identified on Schedule 1.1(s) hereto.

(t)                                    “Encumbrance” means any mortgage, levy, charge, deed of trust, lien, security interest, easement, right of way, covenant, conditional sale or title retention agreement, third party right, right of first refusal, pledge, lease, adverse claim, assessment, encumbrance or restriction of any nature whatsoever, or agreement to give any of the foregoing in the future; provided, however, that a non-exclusive license shall not be an Encumbrance.

(u)                                 “Excluded Assets” has the meaning set forth in Section 2.2.

(v)                                 “Excluded Work in Progress” or “Excluded WIP” means finished drug product or active pharmaceutical ingredient of Product (i) held by Sellers for historical, evaluation, testing, quality, reference and similar purposes that is not suitable for commercial manufacture or sale, (ii) held by investigators in connection with studies, and (iii) held by Third Party vendors providing services or supplies to Sellers.

(w)                               “FDA” means the U.S. Food & Drug Administration, being a federal agency of the United States Department of Health and Human Services, which is responsible for, amongst other things, the evaluations of, and the protecting and promoting of public health through the control and supervision of, pharmaceutical drugs.

(x)                                 “Fundamental Representations” has the meaning set forth in Section 9.1.

(y)                                 “Governmental Entity” means any court, administrative agency or commission, regulatory authority or other governmental authority or instrumentality of the applicable jurisdiction, whether domestic or foreign, state, local, provincial, national or international.

(z)                                  “Governmental Rule” means any applicable law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

(aa)                          “Indemnified Party” has the meaning set forth in Section 9.5.

(bb)                          “Indemnifying Party” has the meaning set forth in Section 9.5.

(cc)                            “Intellectual Property” means any patents, patent applications, trademarks, trademark registrations and applications therefor (including any goodwill associated with such trademarks and registrations thereof), trade dress rights, trade names, Internet domain names, Internet and world wide web URLs or addresses, copyrights, copyright registrations and applications therefor.

(dd)                          “IP Rights” means all rights of a Person in, to or arising out of the Intellectual Property.

(ee)                            “Know-How” means all technology, trade secrets, technical data, manufacturing information, pre-clinical and clinical data, sales data and any other information or experience (other than as disclosed in the Patent Rights) specifically related to the Product.

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(ff)                              “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or to become due, or determined or determinable, including any liability for Taxes and those arising under any Governmental Rule, Contract, or otherwise.

(gg)                            “Loss” or “Losses” means any actual losses, damages, Liabilities, costs, or expenses.

(hh)                          “MA” means the marketing authorization identified on Schedule 1.1(hh) hereto, and all amendments and supplements thereto, granted by the FDA in relation to the Product.

(ii)                                  “Material Adverse Effect” means a change, circumstance or effect that has had or would reasonably be expected to have a material adverse effect on (i) the Product and the Purchased Assets, taken as a whole, or (ii) the ability of Sellers to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such change, circumstance, event or effect is reasonably attributable solely to: (A) the announcement of or consummation of the transaction contemplated by this Agreement or the other transaction documents; (B) changes in general economic conditions, the financial markets or the pharmaceuticals industry generally; or (C) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

(jj)                                “Net Sales” means the gross amounts invoiced for sales of Product less the following deductions to the extent reasonable and customary and actually taken, paid, accrued, allocated, or allowed based on good faith estimates, and solely related to the sale and delivery of Product in the U.S.: (i) deduction of cash, trade and quantity discounts; (ii) discounts, refunds, rebates, rejections, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price, including institutional rebate or discount; (iii) credits and allowances for product returns; (iv) excise taxes, use taxes, tariffs, sales taxes and customs duties and/or other government charges imposed on the sale of Products (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale; (v) outbound freight, shipment, insurance and other distribution costs, all calculated in accordance with United States generally accepted accounting principles, consistently applied; and (vi) uncollectible amounts.

(kk)                          “Net Sales Report” has the meaning set forth in Section 3.5.

(ll)                                  “Net Sales Royalty” has the meaning set forth in Section 3.4.

(mm)                  “Net Sales Term” has the meaning set forth in Section 3.4.

(nn)                          “Patent Rights” means the patent applications and patents identified on Schedule 1.1(nn) hereto, and any patent applications and patents claiming priority thereto, any patents granted therefrom, and any reexaminations, reissues, registrations, renewals, revalidations, substitutions, utility models, petty patents, extensions, and supplementary protection certificates therefor.

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(oo)                          “Permits” has the meaning set forth in Section 5.7.

(pp)                          “Permitted Encumbrance” mean any (i) Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings and disclosed hereunder, (ii) Encumbrances that have been waived or released at or prior to Closing, and (iii) licenses and other agreements disclosed on Schedule 1.1(pp).

(qq)                          “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

(rr)                                “Product” means any pharmaceutical composition containing Telavancin as the active ingredient.

(ss)                              “Product Records” means the books, documents, records and files exclusively related to the Product, but excluding lab notebooks.

(tt)                                “Product Marketing Materials” means the advertising, promotional, training and marketing materials and reports listed on Schedule 1.1(tt).

(uu)                          “Product Regulatory Materials” means all written notices, submissions, reports, documentation, medical letters, the Product safety database, and correspondence between Sellers, on the one hand, and Governmental Entities in the United States, including the FDA, on the other hand, in each case only to the extent the material and (i) is necessary for the development, manufacture, distribution, marketing or sale of the Product in the United States as such activities are conducted by Sellers as of immediately prior to the Closing, (ii) relates solely to the MA or the Product, and (iii) is maintained by or otherwise in the possession of Sellers as of the Closing Date or which are received by Sellers subsequent to the Closing Date.

(vv)                          “Purchase Price” means the Closing Purchase Price, the Additional Payment and the Net Sales Royalty.

(ww)                      “Purchased Assets” means (i) the MA; (ii) the Assigned Contracts; (iii) the Closing Inventory; (iv) Product Marketing Materials; (v) the Product Regulatory Materials; (vi) the Assigned Intellectual Property; (vii) Product Records; (viii), to the extent transferable pursuant to the terms of Section 7.11(a), the Permits; (ix) all present and future rights, claims, credits, causes of action, rights of recovery and rights of setoff against Third Parties to the extent related to the foregoing; and (x) any and all goodwill relating to the foregoing.

(xx)                          “Retained Liabilities” has the meaning set forth in Section 2.4.

(yy)                          “Seller” has the meaning set forth in the introductory paragraph.

(zz)                            “Sellers’ Knowledge” or “Knowledge of Sellers” means the actual knowledge, after reasonable inquiry, of the following officers, executives and employees of Theravance Biopharma, Inc., the direct or indirect owner of each of the Sellers: (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) Executive Vice President and General

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Counsel, (iv) Senior Vice President and Global Head, Acute Care Business, (v) Senior Vice President, Corporate Development and Strategy, (vi) Senior Vice President, Clinical Development and Chief Medical Officer, (vii) Vice President of Technical Operations, (viii) Chief Patent Counsel, (ix) Vice President of Regulatory Affairs, (x) Vice President of Quality, (xi) Vice President, Analytical Development, (xii) Senior Director, Business Development; and (xiii) Senior Manager, Corporate Development and Strategy.

(aaa)                   “Tax” means all taxes of any kind imposed by a federal, state, local or foreign Governmental Entity, including those on, or measured by or referred to as, income or net income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, license, excise, stamp, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax liability or additional amounts imposed by such Governmental Entity with respect to such amounts.

(bbb)                   “Telavancin” means the chemical compound known at telavancin, the chemical structure of which is shown in Exhibit B, as well as all salts, esters, complexes, chelates, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, solvates, metabolites and metabolic precursors (whether active or inactive) of telavancin.

(ccc)                      “Territory” means worldwide.

(ddd)                   “Third Party” means any Person other than Buyer, Sellers or their respective Affiliates.

(eee)                      “Third Party Claim” has the meaning set forth in Section 9.5.

(fff)                         “Threshold Amount” has the meaning set forth in Section 9.2.

(ggg)                      “Trademark Rights” means the trademarks, trademark applications and trademark registrations identified on Schedule 1.1(ggg) hereto, together with any goodwill associated with such trademarks and registrations thereof, any trademark applications and trademark registrations claiming priority thereto, and any trademark registrations granted therefrom, including any word, symbol, color, product shape, designation or device in combination thereof that functions as a source identifier specifically (and only) of the Product and the trademark rights to which are owned by Sellers, whether or not registered; however, for the avoidance of doubt, Trademark Rights shall not include any of Sellers’ housemarks.

(hhh)                   “Transition Activities” has the meaning set forth in Section 2.6.

(iii)                               “U.S. Governmental Rule” means any applicable law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any federal or state Governmental Entity in the United States.

Section 1.2                                    Interpretation.

(a)                                 When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

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(b)                                 Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)                                  All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement.

(d)                                 This Agreement shall be deemed drafted jointly by Buyer and Sellers and shall not be specifically construed against either Party based on any claim that such Party or its counsel drafted this Agreement.

Section 1.3                                    Currency. All currency amounts referred to in this Agreement are in United States Dollars (“USD”) unless otherwise specified.

ARTICLE II
SALE AND PURCHASE OF PURCHASED ASSETS;
LICENSES; TRANSITION ACTIVITIES

Section 2.1                                    Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), Sellers shall sell, assign, transfer, convey and deliver (or, where relevant, shall procure the same) to Buyer (or its designated Affiliates) free and clear of all Encumbrances (other than Permitted Encumbrances) and Buyer (or its designated Affiliates) shall purchase, acquire and accept, all right, title and interest of Sellers in, to and under the Purchased Assets.

Section 2.2                                    Excluded Assets. Buyer shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than as specifically set forth herein, subject in each case to the conditions and rights set forth herein, and Sellers shall retain all other assets, including, but not limited to, the following assets of the Sellers (collectively, the “Excluded Assets”):

(a)                                 any tangible property (other than that specifically included in the Purchased Assets and Closing Inventory);

(b)                                 any cash, Accounts Receivable or deposits;

(c)                                  Contracts that are not Assigned Contracts;

(d)                                 the Excluded WIP; and

(e)                                  all properties, assets and rights of the Sellers other than the Purchased Assets.

Section 2.3                                    Assumption of Certain Liabilities and Obligations. Buyer will assume, be responsible for and pay, perform and/or otherwise discharge when due (a) all Liabilities arising from any FDA or any other Governmental Entity action, notification or litigation arising out of or related to the Purchased Assets or Product from and after the Closing, (b) all obligations to conduct post-marketing activities (including with respect to pediatric patients) arising from any

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FDA or any other Governmental Entity action or notification arising out of or related to the Purchased Assets or Product regardless when such obligation arose, and (c) all those Liabilities (including any Liabilities arising in respect of Taxes) arising out of or in connection with or related to the Purchased Assets or Product, the use thereof, or the marketing or sale of the Product by or on behalf of Buyer or its Affiliates, in each case, arising from and after the Closing Date, including: (i) all Liabilities of Sellers under the Assigned Contracts, including the obligations to pay royalties or other amounts due to Janssen Pharmaceutica NV under the HP-b-cyclodextrin license agreement dated May 14, 2002; (ii) payment obligations to Astellas Pharma Inc. under the License, Development and Commercialization Agreement dated November 7, 2005 (as amended) as summarized on Schedule 2.3(c)(ii); (ii) Liabilities arising from any patent or trademark infringement claim or lawsuit brought by any Third Party; (iii) Liabilities arising from any product liability claims arising out of or relating to any use of the Product or any sales of Product by Buyer or its agents or assignees; (iv) all other Liabilities with respect to the claims arising out of the ownership of the Purchased Assets or otherwise relating to Product; (vi) any costs or obligations arising out of recording the transfer of ownership of the Assigned Intellectual Property, provided, however, that Sellers shall pay their own legal fees and expenses arising out of review of such transfer of ownership documents prepared by Buyer; and (vii) any costs and obligations arising from prosecution, maintenance, enforcement and defense of the Assigned Intellectual Property, and (d) all Liabilities arising out of or relating to Product returns, commercial and government rebates and chargebacks subject to the terms of Section 2.4 arising from and after the Closing (collectively, the “Assumed Liabilities”).

Section 2.4                                    Retained Liabilities. It is expressly understood and agreed that Buyer shall not assume any Liabilities of Sellers other than the Assumed Liabilities (collectively, the “Retained Liabilities”). All Retained Liabilities shall be retained by and remain liabilities, obligations and commitments of Sellers. Sellers shall assume and shall pay, perform and discharge when due the Retained Liabilities.  For the avoidance of doubt, no post-marketing obligations (including with respect to pediatric patients) with respect to the Product imposed by the FDA or other Governmental Entity are Retained Liabilities.

Section 2.5                                    Assignment of Assigned Contracts.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assigned Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a Third Party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Sellers thereunder.  After the Closing, Sellers will use commercially reasonable efforts to promptly obtain the consent of any other Third Party required for the assignment of any such Assigned Contract, or claim or right or any benefit arising thereunder, to Buyer or as Buyer may otherwise request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Buyer would not in fact receive all such rights, Buyer and Sellers will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations with respect to such Assigned Contract in accordance with this Agreement, including subcontracting, sublicensing or subleasing thereof to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers’ obligations (including, without limitation, Sellers’ obligations to provide Product to Third Parties), any and all rights of Sellers against a Third Party thereto for no additional financial consideration.

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Section 2.6                                    Transition Activities. The Parties shall cooperate in good faith in transitioning the Product and related arrangements as set forth in the Transition Activities, attached hereto as Schedule 2.6 (the “Transition Activities”), following the Closing.

ARTICLE III
PURCHASE PRICE

Section 3.1                                    Purchase Price. Subject to the terms and conditions set forth herein, in consideration of the sale, assignment, conveyance, and delivery of the Purchased Assets and assumption of the Assumed Liabilities, Buyer will pay to Sellers:

(a)                                 Twenty Million U.S. Dollars (USD $20,000,000) at Closing (the “Closing Purchase Price”),

(b)                                 Five Million U.S. Dollars (USD $5,000,000) on or before April 1, 2019 (the “Additional Payment”), and

(c)                                  the Net Sales Royalty (as defined in Section 3.4).

Section 3.2                                    Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars, without any deductions or set-off. All payments owed under this Agreement shall be made by wire transfer to the banks and accounts designated in writing by Sellers, unless otherwise specified in writing by Sellers.

Section 3.3                                    Transfer Taxes. All transfer, sales, value added, stamp duty and similar governmental charges (including any penalties and interest) payable in connection with the transactions contemplated hereby, to the extent payable to any Governmental Entity, shall be borne equally by Buyer on the one hand and Sellers on the other hand. Buyer and Sellers agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Taxes.  For the avoidance of doubt, this Section 3.3 shall not apply to income tax liability of any party.  The Buyer intends to purchase the inventory for resale and therefore, at the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Buyer shall deliver to Sellers fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Sellers prior to Closing as jurisdictions in which inventory is to be transferred and for which resale exemption certificates are necessary to comply with applicable Governmental Rule.  To the extent that Buyer fails to provide such resale exemption certificate or other applicable exemption certificate, Buyer agrees that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne solely by Buyer.  To the extent that any jurisdiction refuses to accept any resale exemption certificate or other applicable exemption certificate provided by Buyer, Sellers and Buyer agree that any Transfer Taxes (and related interest and penalty) assessed by such jurisdiction shall be borne equally by Buyer and Sellers.

Section 3.4                                    Net Sales Payments. Subject to the terms of Section 3.5 and Section 3.6 below, Buyer shall pay to Sellers up to twenty percent (20%) of the Net Sales of Product as set forth in Schedule 3.4 (each such payment, a “Net Sales Royalty Payment” and such payments, cumulatively, the “Net Sales Royalty”) until the Net Sales Royalty Payments cumulatively total

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One Hundred Million Dollars ($100,000,000), during the period commencing on the Closing Date and continuing thereafter (the “Net Sales Term”).

Section 3.5                                    Calculation and Payment. Within ten (10) days after the end of each month after the Closing Date, Buyer shall provide a report of the Buyer’s gross sales for the Product for the preceding month together with a good faith estimate of the percentage of all deductions expected to be applied in the calculation of net sales arising from such gross sales. Within thirty (30) days after the end of each calendar quarter after the Closing Date, Buyer shall report  Net Sales for the period (a “Net Sales Report”). Each such Net Sales Report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and, if requested by Sellers, Buyer shall promptly provide any invoices or other supporting documentation for any payments to a Third Party. Each Net Sales Royalty Payment shall be paid to Sellers within sixty (60) days after the end of each calendar quarter with respect to Net Sales in such quarter.

Section 3.6                                    Late Payment. If Sellers do not receive payment of any sum due to Sellers on or before the due date therefor, simple interest shall thereafter accrue on the sum from the due date until the date of payment at a per month rate of one percent (1%) or the maximum rate allowable by Governmental Rule, whichever is less.

Section 3.7                                    Financial Audits. Buyer shall maintain complete and accurate records in sufficient detail to permit Sellers to confirm the accuracy of the Net Sales Royalty Payments, including records related to Net Sales and related deductions. Upon at least thirty (30) days prior notice, such records shall be open during regular business hours for examination at Sellers’ expense, by an independent certified public accountant agreed upon by Sellers and Buyer for the sole purpose of verifying for Sellers the accuracy of the financial statements or reports furnished by Buyer pursuant to Section 3.5. The findings of the independent certified public accountant in such report shall be binding on the Parties for all purposes. Any amounts shown to be owed but unpaid, shall be paid within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 3.6) from the original due date. The Sellers shall bear the full cost of such audit unless such audit reveals an underpayment by Buyer of [***] or more of the amount set forth in such report, in which case the Buyer shall pay the full cost of such audit.

Section 3.8                                    Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets in accordance with the procedures set forth in Exhibit C. Each of the Parties hereto agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with applicable law and with the terms of Exhibit C.

Section 3.9                                    Risk of Loss. As of the Closing, title to the Purchased Assets shall be transferred to Buyer. After the Closing, Buyer shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

ARTICLE IV
THE CLOSING

Section 4.1                                    Closing Date. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at

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the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP at 10:00 a.m. Pacific Time on (a) November 12, 2018 or (b) at such other time, date and location as the Parties hereto agree in writing, in any event to occur no earlier than the second Business Day after all of the conditions to Closing set forth in Article VIII hereof are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The actual date of the Closing is referred to as the “Closing Date”. The Closing, and the transfer of the Purchased Assets and the Assumed Liabilities hereunder, shall be deemed to be effective as of 11:59 p.m. Pacific Time on the Closing Date.

Section 4.2            Closing Activities.

(a)           At the Closing, payment of the Closing Purchase Price shall be made by Buyer, in USD, by electronic funds transfer of immediately available funds to an account or accounts designated in writing by Sellers.

(b)           At the Closing, Sellers will sell, assign, convey and transfer (or, where relevant, shall procure the same) to Buyer or, as directed by Buyer, to Buyer’s Affiliate, Sellers’ right, title and interest in, to and under the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)           At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer or to an Affiliate as directed by Buyer the MA in eCTD format.

(d)           At the Closing, Sellers and Buyer will have executed and delivered to each other the Bill of Sale and Assumption Agreement.

(e)           At the Closing, Buyer will have executed and delivered to Sellers any assignment agreement required by the terms of Assigned Contracts to the extent that such assignment agreements have been obtained pursuant to Section 2.5 prior to the Closing.

(f)            At Closing, Sellers shall deliver or cause to be delivered to Buyer a letter from Sellers or their agent to the FDA, in the form of Exhibit D-1 attached hereto, duly executed by Seller(s), as applicable, transferring the rights to the MA to Buyer.

(g)           At Closing, Buyer shall deliver or cause to be delivered to Seller a letter from Buyer to the FDA, in the form of Exhibit D-2 attached hereto, duly executed by Buyer, in which Buyer confirms that, with effect from Closing:

(i)            the Purchased Assets have been transferred to Buyer;

(ii)           Buyer has assumed all responsibility for the MA and the Product and commits to adhere to, fulfill and complete all agreements, promises, commitments and conditions made by Sellers to all Governmental Entities for and related to the MA and the Product; and

(iii)          it has a complete copy of the Purchased Assets (including those supplements and records that are required to be kept under CFR 314.81).

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(h)           At Closing, Sellers and Buyer will have executed and delivered to each other the Patent Assignment Agreement in the form attached as Exhibit E, the Trademark Assignment Agreement in the form attached as Exhibit F, and a Trademark License Agreement in the form attached as Exhibit G.

(i)            At Closing, Sellers shall provide Buyer with hard copies (if any) and electronic files, including those for printing dimensional PDFs for production, containing the Product Marketing Materials, which shall be used by Buyer solely as a reference to Buyer as it develops Buyer’s own promotional materials in connection with the commercialization of the Product.

(j)            At Closing, each Seller shall deliver to Buyer a certificate, duly executed by an authorized officer of such Seller, certifying that the representations and warranties of such Sellers contained in Article V are true and correct in all material respects as of the Closing Date (except as qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and that such Seller has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by such Seller prior to or on the Closing Date.

(k)           At Closing, Buyer shall deliver to Sellers a certificate, duly executed by an authorized officer of Buyer, certifying that the representations and warranties of Buyer contained in Article VI are true and correct in all material respects as of the Closing Date (except as qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and that Buyer has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(l)            At Closing, Buyer and Sellers shall deliver to the other such other documents, instruments and certificates as may be reasonably requested by such Party(ies) in order to further evidence the transactions contemplated by this Agreement and to vest in Buyer all rights, title and interest in and to the Purchased Assets pursuant to the terms of this Agreement.

Section 4.3            Further Assurances. Sellers and Buyer agree that at any time or from time to time after the Closing, each Party, at the request and expense of the other, shall execute and deliver to the other all such instruments and documents or further ministerial assurances as the other Party may reasonably request that are necessary in order to transfer to Buyer Sellers’ right, title and interest in and to the Purchased Assets as contemplated hereby and to otherwise consummate all of the transactions contemplated by this Agreement.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer as of the date hereof, except as set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”), which Disclosure Schedule shall be deemed to be representations and warranties of Sellers as if made herein, as follows:

Section 5.1            Organization; Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Seller has all requisite power and authority to carry on its business as it is currently being conducted. Each Seller is duly qualified to conduct business as a foreign entity and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.

Section 5.2            Authority; Execution and Delivery. Each Seller has the requisite power and authority to enter into this Agreement and the other transaction documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other transaction documents by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by each Seller of this Agreement and the other transaction documents. This Agreement and the transaction documents have been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement and the transaction documents by Buyer, will constitute legal, valid and binding obligations of each Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 5.3            No Violation; Consents. Assuming the making of all notifications and filings that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any foreign antitrust, merger control, or competition law (collectively with the HSR Act, the “Antitrust Laws”) in connection with the transactions described in this Agreement, and the receipt of any required clearances, approvals, authorizations, or waiting period expirations or terminations as may be required under any Antitrust Law in connection with the transactions described in this Agreement, the execution and delivery of this Agreement and the other transaction documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not: (i) violate any Governmental Rule applicable to each Seller or the Purchased Assets or the transactions contemplated hereby; (ii) result in the creation or imposition of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances; (iii) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which shall be obtained or made prior to or at the Closing or as otherwise contemplated herein; (iv) conflict with or violate any provisions of the certificate of formation, shareholder agreement or other organizational documents of each Seller; (v) result in the breach of, or a default under any (A)

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Assigned Contract or (B) any other Contract which each Seller is a party, or (vi) result in the breach of, or a default under any order, writ, injunction, judgment or decree to which each Seller is bound or subject, except for, with respect to clauses (v)(B) and (vi) hereof, such breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4            Consents. Assuming the making of all notifications and filings that may be required under the Antitrust Laws in connection with the transactions described in this Agreement, and the receipt of any required clearances, approvals, authorizations, or waiting period expirations or terminations as may be required under any Antitrust Law in connection with the transactions described in this Agreement, there are no consents, approvals, waivers or authorizations of, filing with, notice to, or exemption by, any Person, including any Governmental Entity, required to be obtained by each Seller or on its behalf in connection with the execution, delivery, or performance of its obligations under this Agreement or the other transaction documents or to consummate the transactions contemplated hereby or thereby, including the transfer of the Purchased Assets to Buyer, except (a) in connection with the transfer of the MA, (b) as expressly set forth in this Agreement, (c) such consents, approvals, waivers, authorizations, filings, notices, or exemptions which shall be obtained or made prior to or at the Closing or as otherwise contemplated herein.

Section 5.5            Title to Purchased Assets. Each Seller owns and has the right to transfer its right or interest in all of the Purchased Assets and has good, valid and marketable title to all Purchased Assets and at the Closing, shall convey each of the Purchased Assets free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth on Section 5.5 of the Disclosure Schedule, each Seller has not granted rights to any of the Purchased Assets to any Third Party. The Purchased Assets constitute all of the assets necessary for the development, manufacture, distribution, marketing or sale of the Product in the U.S. as such activities were conducted by each Seller as of immediately prior to the Closing.

Section 5.6            Litigation. Assuming the making of all notifications and filings that may be required under the Antitrust Laws in connection with the transactions described in this Agreement, and the receipt of any required clearances, approvals, authorizations, or waiting period expirations or terminations as may be required under any Antitrust Law in connection with the transactions described in this Agreement, there is no claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order before any Governmental Entity pending or in progress or, to the knowledge of Sellers, threatened against or relating to any Seller, other than those listed in Section 5.6 of the Disclosure Schedule, (a) in connection with the Purchased Assets or the Product, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, or the ability of any Seller to consummate the transactions contemplated by this Agreement or the ability of Buyer to make, have made, market, sell or distribute the Product in the Territory. There are no orders, unsatisfied judgments, orders, stipulations, injunctions, decrees or awards issued by any Governmental Entity to which any Purchased Asset is subject. There are no infringement actions or any other litigation pending or, to Sellers’ Knowledge, threatened in connection with any of the Purchased Assets, other than those listed in Section 5.6 of the Disclosure Schedule

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Section 5.7            Regulatory Matters. Sellers possess all registrations, permits, licenses, certificates, accreditations and approvals of Governmental Entities necessary for the development, manufacture, distribution, marketing or sale of the Product in the U.S. as such activities were conducted by any Seller as of immediately prior to the Closing (the “Permits”). Each Seller has complied and is in compliance with the Permits in all material respects. A complete list of Permits is set forth on Schedule 5.7. No Seller has received notice of noncompliance with any Permit from any Governmental Entity. Each Seller has complied with and is in compliance in all material respects with all U.S. Governmental Rules applicable to the development, manufacture, distribution, marketing or sale of the Product in the United States as such activities were conducted by any Seller as of immediately prior to the Closing. Sellers are the legal and beneficial owner of the MA, which is in full force and effect. No Seller has received any notice in writing from the FDA, and, to Sellers’ Knowledge, there are no facts, which have, or reasonably should have, led any Seller to believe that the MA is not currently in good standing with the FDA. None of the Sellers nor, to Sellers’ Knowledge, any of Sellers’ employees or contractors have been debarred or are deemed subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act or any equivalent Governmental Rules of any Governmental Entity nor are any such Persons the subject of a conviction thereunder.  To Sellers’ Knowledge all obligations to conduct post-marketing activities (including with respect to pediatric patients) arising before the date hereof from any FDA or any other Governmental Entity action or notification arising out of or related to the Purchased Assets or Product is disclosed in Schedule 5.7.

Section 5.8            Assigned Contracts. Section 5.8 of the Disclosure Schedule lists all Contracts to which any Seller is a party or by which any Seller or any of the Purchased Assets are bound relating in any material respect to the Product. No Seller has received notice that it is in default under, or in breach of, any such Contract and to Sellers’ Knowledge, no counterparty has threatened or intends to send such notice. To the Knowledge of Sellers, no other party to any such Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder.

Section 5.9            Intellectual Property.

(a)           Schedule 1.1(s), Schedule 1.1(nn), Schedule 1.1(ggg) list the domain names, patents and trademarks, respectively, owned by any Seller related to the Product. Each Seller has good, valid and marketable title to all such Intellectual Property.

(b)           Except as disclosed in Section 5.9 of the Disclosure Schedule to Sellers’ Knowledge, no Seller has infringed, nor received notice from any Third Party of a claim that any Intellectual Property or IP Rights of such Third Party would be infringed by the development, manufacture, distribution, marketing or sale of the Product in the Territory;

(c)           None of the Patent Rights is subject to any pending or, to Sellers’ Knowledge, any threatened re-examination, opposition, interference or litigation proceedings in the Territory;

(d)           No Seller has received notice from any Third Party of a claim asserting the invalidity, misuse, unregisterability or unenforceability of any Assigned Intellectual Property in

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the Territory, or challenging its right to use or ownership of any Assigned Intellectual Property in the Territory, or making any adverse claim of ownership thereof;

(e)           No Seller has received notice from any Third Party that any Intellectual Property or IP Rights of such Third Party would be misappropriated by the exercise of any right under the Assigned Intellectual Property in the Territory; and

(f)            Each of the Patent Rights in existence as of the Closing Date are properly filed patent applications or granted patents and no Seller is in default of any payments related to any such Patent Rights.

(g)           The Assigned Intellectual Property constitutes all of Sellers’ Intellectual Property used in any Seller’s development, manufacture, distribution, marketing or sale of the Product in the Territory.

Section 5.10          Inventory. The active pharmaceutical ingredient and drug product included in the Closing Inventory scheduled on Schedule 1.1(o) hereunder was manufactured in accordance with all applicable laws and then current Good Manufacturing Practices pursuant to 21 CFR Parts 210 and 211 and active pharmaceutical ingredient included in the raw material portion of Closing Inventory scheduled on Schedule 1.1(o) and finished drug product included in the finished goods portion of the Closing Inventory scheduled on Schedule 1.1(o) has been dispositioned by Seller’s quality assurance department.

Section 5.11          Ordinary Course of Business.  In the six (6) months prior to the Closing Date, Sellers conducted the Product business with respect to the U.S. in the ordinary course and in substantially the same manner as conducted in the period twelve (12) to six (6) months prior to the Closing Date.

Section 5.12          No Brokers. No Seller has entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 5.13          Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH SELLER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT AND THE PURCHASED ASSETS, INCLUDING (A) THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (B) THE USE, MARKETING, DISTRIBUTION, OFFER FOR USE, SALE OR COMMERCIALIZATION WITH RESPECT TO THE PRODUCT BY BUYER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS PERFORMED BY SELLERS AS OF THE CLOSING DATE, (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PURCHASED ASSETS AFTER THE CLOSING, (D) AS TO THE CONDITION, VALUE, OR QUALITY OF THE PURCHASED ASSETS, OR (E) THE INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 6.1            Buyer’s Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer has all requisite power and authority to carry on its business as it is currently being conducted. Buyer is duly qualified to conduct business as a foreign entity and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.2            Authority; Execution and Delivery. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

Section 6.3            No Violations; Consents. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not: (a) violate any Governmental Rule applicable to Buyer or conflict with any material Contract to which Buyer is a party or by which it is otherwise bound, except for such violations or conflicts which would not materially interfere with Buyer’s performance of its obligations hereunder; or (b) require any approval, authorization, consent, license, exemption, filing or registration with any Person, except for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made prior to Closing or which, if not obtained or made, would not materially interfere with Buyer’s performance of its obligations hereunder.

Section 6.4            Litigation. There is no suit, claim, action, investigation or proceeding in progress or, to the knowledge of Buyer, pending or threatened against Buyer, (a) relating to and adversely affecting this Agreement or the transactions contemplated hereunder or (b) that would materially delay the ability of Buyer to perform its obligations hereunder.

Section 6.5            No Brokers. Buyer has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 6.6            Consents. No notice to, filing with, authorization of, exemption by, or consent of, any Person, including any applicable Governmental Entity, is required for Buyer to

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consummate the transactions contemplated herein, except (a) where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, prevent or delay the consummation by Buyer of the transactions contemplated herein and (b) in connection with the transfer of the MA.

Section 6.7            Independent Investigation. Buyer has conducted its own investigation, examination and valuation of the Purchased Assets, the Assumed Liabilities and the transactions contemplated by this Agreement. Buyer has made all inspections and investigations of the Purchased Assets and the Assumed Liabilities deemed necessary or desirable by Buyer. Buyer is purchasing the Purchased Assets, assuming the Assumed Liabilities, and entering into this Agreement based on the results of its inspections and investigations.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1            Records.

(a)           From and after the date hereof and for a period of seven (7) years following the Closing Date, upon reasonable advance notice in writing and to the extent permitted by applicable Governmental Rule, Sellers shall permit Buyer and its representatives to have reasonable access, during normal business hours, to properties, assets, books, records, agreements, documents, data, files and personnel, in each case to the extent relating to the Purchased Assets or the Product, as may reasonably be requested by Buyer; provided, however, that such access shall not unreasonably interfere with Sellers’ operation of their respective businesses; provided, further, that Sellers may restrict the foregoing access to the extent that (i) in the reasonable judgment of Sellers, such access or provision of information would result in a violation of confidentiality obligations to a third party, (ii) disclosure of any such information would result in disclosure of any proprietary information or trade secrets of a Seller or any other Person (other than with respect to the Purchased Assets or Product) or (iii) disclosure of any such information would result in the loss or waiver of any attorney-client privilege; provided, further, that Sellers may redact any material provided under this Section 7.1(a) to the extent such material relates to any assets or products other than such reasonable financial and operating data and other information that is available with respect to the Purchased Assets or sale of the Product (or consent to authorize Buyer to obtain appropriate records from any Governmental Entity) as Buyer may from time to time reasonably request.

(b)           Buyer shall, for a period of the greater of (a) seven (7) years from the Closing Date or (b) as required by applicable Governmental Rule, preserve all books and records, including financial information, if any, included within the Purchased Assets prior to the Closing Date and make such books and records available for inspection, copying and use (subject to reasonable rules and regulations of Buyer and any applicable Governmental Rules) by any Seller for Tax purposes or to comply with any applicable Governmental Rule, upon reasonable request and upon reasonable notice. In addition, upon reasonable written notice to Buyer, each Seller shall have the right to use the data and any other information contained in the Purchased Assets purchased by Buyer hereunder solely in connection with the prosecution or defense of any litigation, claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order related to the Product or the Excluded Assets. Such

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written notice from Sellers shall specifically detail the facts and circumstances pursuant to which Sellers seek to use such data or other information contained in the Purchased Assets.

Section 7.2            Regulatory Commitments.

(a)           From and after the Closing Date, Buyer shall assume control of, and responsibility for, all Assumed Liabilities arising from or related to any commitments or obligations to any Governmental Entities in connection with the MA and the Product and, except as otherwise set forth in Schedule 2.6, for all pharmacovigilance and medical information services for and in respect of the MA and the Product.

(b)           On the Closing Date, Buyer shall assume responsibility for all correspondence and communication with Third Parties, including all Governmental Entities, relating to the Product. Buyer shall also thereafter keep such records and make such reports relating to the Product as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.

(c)           Following the Closing Date, Buyer shall, as promptly as practicable, register with the FDA to obtain its own labeler code and list with the FDA its own NDC numbers with respect to the Product and to have in place as soon as reasonably practicable all resources such that manufacturing and sales can be accomplished under the NDC numbers of Buyer. Buyer shall be permitted to sell and distribute finished drug product included in Closing Inventory that has been labeled prior to Closing using Sellers’ NDC numbers until the earlier of (i) Buyer having its own labeler code with respect to the Product or (ii) twelve (12) months following the Closing.

(d)           Following the Closing Date, Buyer shall, as promptly as practicable, deliver or cause to be delivered to Sellers copies of all confirmations, acknowledgements and other correspondence from the FDA that the transfer of ownership of the MA to Buyer has been completed in full.

Section 7.3            Assigned Intellectual Property Commitments. From and after the Closing Date:

(a)           Buyer shall assume control of, and responsibility for, all Assumed Liabilities arising from or related to the Assigned Intellectual Property.

(b)           Buyer shall assume responsibility for all prosecution, maintenance, enforcement and defense of the Assigned Intellectual Property, including without limitation responsibility for all correspondence and communication with Third Parties, including all Governmental Entities, relating to the Assigned Intellectual Property.

(c)           Buyer shall have responsibility for preparing, executing or having executed and recording all such documents as may be necessary to perfect or record the assignment of the Assigned Intellectual Property from Sellers to Buyer in all applicable countries or jurisdictions in the Territory.

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(d)           Each Seller covenants and agrees that, if Buyer is prosecuting, contesting or defending any action, claim, action, suit or proceeding by a third party in connection with the Assigned Intellectual Property, each Seller shall, and shall use commercially reasonable efforts to cause its affiliates, if applicable to cooperate with Buyer and their respective counsel (at the expense of Buyer) in such prosecution, contest or defense, including making available its personnel and providing such testimony and access to its books and records (including lab notebooks) as shall be reasonably necessary in connection with such prosecution, contest or defense.

Section 7.4            Bulk Transfer Laws. Buyer hereby waives compliance by each Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

Section 7.5            Marketing of Product. From the Closing Date through the end of the Net Sales Term (or the earlier termination of Buyer’s obligation to make the Net Sales Royalty Payments pursuant to Section 3.4) Buyer shall (i) maintain the MA for the Product in good standing and in full force and effect with the FDA, including making all timely payments of fees and timely filing of all regulatory updates, reports, acknowledgments and other similar submissions, (ii) use commercially reasonable efforts, including working with Third Party contract manufacturers, to maintain an appropriate level of saleable inventory to support marketing of the Product throughout the Territory, and (iii) use commercially reasonable efforts to market the Product throughout the Territory and maximize Net Sales for the Product in the Territory.

Section 7.6            Non-Compete. Each Seller covenants and agrees that, commencing on the Closing Date and ending [***] after the Closing Date, no Seller shall, and shall cause its Affiliates not to, directly or indirectly, in any capacity, engage in, support or have any direct or indirect ownership interest in, or permit their names to be used in connection with, or enter into any joint venture, distribution or profit sharing with respect to, the business of selling, marketing, distributing, manufacturing or commercializing in the Territory any [***] pharmaceutical product [***] (i) for [***] for the treatment of [***] or (ii) with the [***] as the Product.

Section 7.7            Non-Solicitation of Employees.

(a)           Buyer covenants and agrees that, commencing on the date hereof and ending [***] after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, approach, counsel, attempt to employ, solicit for employment, offer to engage as an independent contractor, send targeted advertising or recruiting messages to or otherwise induce to leave the service of any Seller or any of its Affiliates, any person who is then an employee of any Seller or any of its Affiliates; or approach, counsel, attempt to employ, solicit for employment, send targeted advertising or recruiting messages to, or offer to engage as an independent contractor, any such person or persons who at any time during the preceding six months was an employee of any Seller or any of its Affiliates.

(b)           Each Seller covenants and agrees that, commencing on the date hereof and ending [***] after the Closing Date, no Seller shall, and shall cause its Affiliates not to, directly or indirectly, approach, counsel, attempt to employ, solicit for employment, offer to engage as an

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independent contractor, send targeted advertising or recruiting messages to or otherwise induce to leave the service of Buyer or any of its Affiliates, any person who is then an employee of Buyer or any of its Affiliates; or approach, counsel, attempt to employ, solicit for employment, send targeted advertising or recruiting messages to, or offer to engage as an independent contractor, any such person or persons who at any time during the preceding six months was an employee of Buyer or any of its Affiliates.

Section 7.8            Conduct of Business Prior to the Closing.  From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed ), each Seller shall (x) conduct its business involving the Product in the ordinary course of business and (y) use commercially reasonable efforts to preserve the rights, goodwill and relationships of the Sellers with respect to the Product’s customers, licensors, suppliers and distributors. Without limiting the foregoing, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither Seller shall:

(a)               waive or release any material right or material claim of arising out of or in connection with such Seller’s business involving the Product other than in the ordinary course of business;

(b)               sell, transfer, lease, license (other than in the ordinary course of business), pledge , encumber or otherwise dispose of any of the Purchased Assets;

(c)               amend, waive or modify (except in connection with seeking consent to assignment to Buyer) or consent to the termination of any Assumed Contracts, or amend, waive, modify or consent to the termination of any Seller’s rights thereunder;

(d)               initiate, settle, agree to settle, waive or compromise any claim, action, suit, or proceeding related to the Product;

(e)               permit the lapse of the Assigned Intellectual Property Rights;

(f)                fail to take any action reasonably necessary to protect or maintain the Assigned Intellectual Property Rights;

(g)               terminate, cancel, permit to lapse, amend, waive or modify any Permit with respect to the Purchased Assets;

(h)               enter into any Contract that would be required to be disclosed in Section 5.8 of the Disclosure Schedule if in existence as of the date hereof;

(i)                terminate, waiver any material provision of, amend or otherwise modify any Assigned Contract; or

(j)                agree or commit to do any of the foregoing.

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Section 7.9                Special Purpose Financial Statements.

(a)                   As soon as reasonably practicable, but no later than two (2) Business Days after Closing, Sellers shall provide Buyer with a draft version of the pro forma financial statements it intends to file with the SEC on Form 8-K within four (4) Business Days after the Closing.

(b)                   Sellers shall deliver a draft, which shall not have been reviewed or audited by Sellers’ independent registered public accounting firm, of the following financial statements related to the Product prepared by the Sellers (the “Special Purpose Product Financial Statements”) to Buyer  as soon as commercially reasonable after the Closing but no later than forty-five (45) days after Closing and shall, from and after such date, to the extent reasonably practicable, consult with Buyer with respect to such draft Special Purpose Product Financial Statements (and give due consideration to any comments provided by with respect thereto):

(i)            Audited Special Purpose Combined Statements of Assets Acquired and Liabilities Assumed relating to the Product as of December 31, 2017 and December 31, 2016 (or such shorter period as permitted by the SEC pursuant to a waiver request that has been submitted to the SEC) and the notes related thereto, and the audited Special Purpose Combined Statements of Revenues and Direct Expenses for the years ended December 31, 2017 and December 31, 2016 (or such shorter period as permitted by the SEC pursuant to a waiver request that has been submitted to the SEC), and the related notes related thereto (the “Year End Financial Statements”); and

(ii)           The unaudited Special Purpose Interim Combined Statements of Assets acquired and Liabilities Assumed as of September 30, 2018 and the unaudited Special Purpose Combined Statements of Revenues and Direct Expenses relating to the Product for the nine months ended September 30, 2018 and September 30, 2017 and the notes related thereto (or, if applicable, such other interim periods as required by Regulation S-X) (the “Interim Financial Statements”).

Each Party will be responsible for their own costs relating to the preparation of the Special Purpose Product Financial Statements.

(c)           Sellers shall deliver to Buyer on or before sixty (60) days after Closing the final Year End Financial Statements, together with an opinion of Sellers’ independent registered accounting firm and the final Interim Financial Statements.

(d)           With respect to Buyer’s satisfaction of its public company reporting obligations with respect to entering into this Agreement, Sellers shall, and shall cause their Affiliates, upon reasonable written notice, to furnish or cause to be furnished to Buyer, during normal business hours (without causing unreasonable disruption) (i) reasonable access to the operations and properties of Sellers and their Affiliates that relate solely to the Purchased Assets or the Product (including properties, information, assets, books, records, agreements, documents, data, files and personnel) and (ii) commercially reasonable assistance and cooperation, in each case, as is necessary for any reasonable purpose in connection with the matters set forth in this Section, including accounting matters and financial reporting.

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Section 7.10              Commercially Reasonable Efforts.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to the terms and conditions of this Agreement, each of Sellers and Buyer shall cooperate, and shall use their commercially reasonable efforts, to (i) take, or cause to be taken, all actions and (ii) do, or cause to be done, all things necessary for it to do, under applicable Governmental Rules to consummate and make effective the transactions contemplated by this Agreement, including all actions and all things necessary for it to (A) comply promptly with all Governmental Rules that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Governmental Rule in connection with approvals of or filings with any Governmental Entity), (B) satisfy the conditions precedent to the obligations of such Party hereto and (C) obtain any consent, authorization, order or approval of, or any exemption by any Governmental Entity or other public or private third party required to be obtained or made by Sellers or Buyer in connection with the transactions contemplated by this Agreement, in each case, as soon as reasonably practicable following the date hereof; provided, however, that, except as otherwise set forth in this Agreement, no Party shall have any obligation to pay money or make any concessions to obtain such consents.  Subject to appropriate confidentiality protections, each Party will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing.

Section 7.11              Regulatory Matters.

(a)           Sellers shall use commercially reasonable efforts to assign to Buyer all of Sellers’ right, title, obligations and interest existing in and to the Permits that are freely transferable, and Buyer shall assume such right, title, obligations and interest under such Permits upon Sellers’ assignment of such Permits.  On the Closing Date, each Party shall execute and deliver to the FDA the Sellers FDA transfer letters contemplated by Section 4.2(f) and the Buyer FDA transfer letters contemplated by Section 4.2(g), as the case may be, and to other appropriate Governmental Entities in the United States such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each such Permit to Buyer under applicable Governmental Rule.

(b)           Buyer and Sellers shall promptly give written notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Entity in the United States (together with copies of correspondence related thereto), which (A) raises any material concerns regarding the safety or efficacy of the Product, (B) which indicates or suggests a reasonably likely potential material liability for either party to third parties arising in connection with the Product, or (C) which indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action; in each case with respect to the Product sold by Sellers on or prior to the Closing Date.

Section 7.12              No Negotiation.  Between the date hereof and the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall not, and shall not permit any of their Affiliates or representatives to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, consider the merits of any inquires or proposals from any Person (other than Buyer) to enter into any Contract or instrument relating to any transaction involving, in whole or in part, the

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Purchased Assets or the Product or that would otherwise compromise the ability of Sellers to consummate the transactions contemplated by this Agreement.  Sellers shall promptly advise Buyer, orally and in writing, of any such inquiry or proposal received from a third party.  Sellers agree that the rights and remedies for noncompliance with this Section 7.12 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer.

Section 7.13              Notice of Certain Events.

(a)           From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall promptly notify Buyer of any of the following:

(i)            any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the failure to obtain such consent would, individually or in the aggregate, reasonably be expected to be materially adverse to consummation of the transactions contemplated by this Agreement; and

(ii)           any damage or destruction by fire or other casualty of any material Purchased Asset or part thereof or the occurrence of any Material Adverse Effect;

provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not limit or otherwise affect the remedies available hereunder to Buyer.

(b)           Each Party shall promptly notify the others of any written notice communication by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Sellers contained in Article V shall be true and correct in all material respects (except as qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)           Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date.

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(c)           Each Seller shall have complied with each condition set forth in Article IV hereof and shall have delivered the items set forth therein, in each case as applicable to such Seller.

(d)           There shall not have occurred any Material Adverse Effect.

(e)           There shall not be any Governmental Rule in effect prohibiting the consummation of the transactions contemplated by this Agreement or any claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction pending before any Governmental Entity that, if adversely determined, would prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.2            Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects (except as qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement be performed or complied with by it prior to or on the Closing Date.

(c)           Buyer shall have complied with each condition set forth in Article IV hereof and shall have delivered the items set forth therein, in each case as applicable to Buyer.

(d)           There shall not be any Governmental Rule in effect prohibiting the consummation of the transactions contemplated by this Agreement or any claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction pending before any Governmental Entity that, if adversely determined, would prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.1            Survival. All representations and warranties of Sellers and Buyer contained herein or made pursuant hereto shall survive the Closing Date for a period of [***] after the Closing Date. The covenants and agreements of the Parties contained in this Agreement shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely. Any right of indemnification pursuant to this Article IX with respect to a claimed breach of a (i) representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached, and (ii) covenant shall expire [***] after the date of termination of the covenant claimed to be breached, unless in both cases on or prior to such date the Party from whom indemnification is sought shall have received

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notice in accordance with the provisions of Section 9.5 hereof; provided, however, that notwithstanding the foregoing, the representations and warranties contained in [***] shall remain in full force for a period of [***] after the Closing Date; provided, further, however, that notwithstanding the foregoing, the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Authority; Execution and Delivery), and Section 5.5 (Title to Purchased Assets) (the “Fundamental Representations”) shall remain in full force until the [***].

Section 9.2            Indemnification by Sellers. From and after the Closing Date, Sellers hereby jointly and severally agree to indemnify Buyer and its Affiliates and their respective officers, directors, stockholders, employees and agents (the “Buyer Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(a)           the ownership and operation of the Purchased Assets by the Sellers and the development, manufacture, distribution, market and sale of the Product by the Sellers prior to the Closing Date (in each instance excluding actions taken by licensees of any Seller or its affiliates);

(b)           any breach by any Seller of any representation or warranty contained in this Agreement;

(c)           any breach by any Seller of any of its covenants, agreements or obligations contained in this Agreement; and

(d)           any Retained Liability or Excluded Assets.

Notwithstanding the foregoing, the indemnifications in favor of the Buyer Indemnified Parties contained in Section 9.2(b):  (A) shall not be effective until the aggregate amount of all Losses indemnified against under this Section 9.2(b) exceeds [***] (the “Threshold Amount”), in which event Sellers shall be liable for [***] the Threshold Amount; and (B) shall terminate once the aggregate amount of all Losses indemnified against under Section 9.2(b) exceeds an amount equal to [***] of the Purchase Price actually paid to Sellers (the “Cap Amount”), provided, however, that (a) for the purposes of determining a breach or Loss and for purposes of determining the amount of Loss, [***]; (b) the foregoing Threshold Amount and Cap Amount shall [***] and (c) the foregoing limitations shall not apply to any indemnification by Sellers for any Losses asserted against, imposed upon or incurred by the Buyer Indemnified Parties as a result of fraud with scienter by any Seller.  In the event that Sellers are required to indemnify Buyer for any Losses pursuant to this Article IX, Buyer agrees that Sellers may determine how much of such indemnification amounts will be paid by each Seller.

Section 9.3            Indemnification by Buyer. From and after the Closing Date, Buyer hereby agrees to indemnify each Seller and its respective Affiliates and their respective officers, directors and employees (the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any Loss to the extent such Loss arises from or in connection with the following:

(i)            any breach by Buyer of any representation or warranty contained in this Agreement;

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(ii)           any breach by Buyer of any covenant, agreement or obligation contained in this Agreement; or

(iii)          any failure by Buyer to pay, perform or discharge when due, an Assumed Liability.

Section 9.4            Exclusive Remedy. Except for claims relating to fraud with scienter or failure to pay any portion of the Purchase Price, Buyer and each Seller acknowledge and agree that the indemnification provided in this Article IX shall be the sole and exclusive remedy for all Losses related to or arising at law, under any statute or in equity, or otherwise out of this Agreement or the transactions contemplated hereby. In furtherance thereof, both Buyer and each Seller hereby waive, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims, actions or causes of action it may have against the other or its Affiliates relating to the subject matter of this Agreement other than the remedies provided in this Article IX.

Section 9.5            Procedure.

(a)           In order for an indemnified party under this Article IX (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall, promptly following the discovery of the matters giving rise to any Loss, notify the indemnifying party under this Article IX (the “Indemnifying Party”) in writing of its claim for indemnification for such Loss, specifying in reasonable detail the nature of such Loss and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that, if the Indemnified Party fails to provide such notice in writing within 30 days, the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Loss.

(b)           If the indemnification sought pursuant hereto involves a claim made by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party, unless the Indemnified Party determines in good faith and in consultation with the Indemnifying Party that Indemnified Party’s relationship with any continuing material supplier, vendor or customer would be materially adversely affected as a result thereof. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified

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Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the Indemnifying Party shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation under this Agreement and shall conduct the defense or prosecution of such Third Party Claim actively and diligently, and all of the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (ii) includes a full release in favor of the Indemnified Party with respect to the Third Party Claim, does not include any admission of liability and contains reasonable provisions maintaining the confidentiality of the settlement, compromise or discharge and (iii) does not provide for any equitable or other similar remedies. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which will not be unreasonably withheld or delayed.

ARTICLE X
TERMINATION

Section 10.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer, on the one hand, or Sellers, on the other hand, by written notice to the other Party(ies) if such Party(ies) is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the other Party(ies) pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII hereof and such breach, inaccuracy or failure is not cured or cannot be cured by the 30th day after the date of this Agreement (the “Outside Date”);

(c)           by Buyer or Sellers if the Closing has not occurred on or before the Outside Date; or

(d)           by Buyer or Sellers in the event that there shall be any Governmental Rule that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

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Section 10.2          Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall be void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article X and Article XI;

(b)           that nothing herein shall relieve any party hereto from liability for any willful misconduct or fraud with scienter.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1          No Consequential Damages. EXCEPT IN THE CASE OF FRAUD WITH SCIENTER OR WILLFUL MISCONDUCT AND SUBJECT TO THE LAST SENTENCE OF Section 9.4, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR (I) ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, (II) ANY AMOUNT CALCULATED BASED UPON ANY MULTIPLE OF EARNINGS, BOOK VALUE OR CASH FLOW, OR DIMINUTION IN VALUE, (III) ANY INDIRECT DAMAGES (INCLUDING BUSINESS INTERRUPTION, LOSS OF FUTURE REVENUE, INCOME OR PROFITS OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

Section 11.2          Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 11.3          Confidentiality; Public Disclosure.

(a)           Sellers shall keep confidential, and shall use reasonable efforts to cause its respective directors, officers, employees, agents and representatives to keep confidential, all information relating to the Purchased Assets and the Assumed Liabilities (the “Buyer Confidential Information”), except (i) as may be required to comply with the requirements of any applicable Governmental Rules, and the rules and regulations of each stock exchange upon which the securities of any Seller is listed (including, for the avoidance of doubt, filings required by the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933, each as amended), (ii) as necessary to defend or prosecute any indemnification claim or any litigation or dispute, (iii) as required by the Transition Activities, or (iv) for information that is lawfully made available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 11.3. The covenants of each Seller set forth in the immediately preceding sentence shall terminate after the Product is no longer marketed in the Territory. Each Seller shall treat, and will cause its Affiliates and the representatives of each Seller or any of their Affiliates to treat, the Buyer Confidential

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Information as confidential, using the same degree of care as each Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(b)           In the event any Seller is required to disclose any of the Buyer Confidential Information pursuant to any governmental, judicial, or administrative order, subpoena, discovery request, regulatory request or similar method, Sellers shall promptly notify the Buyer in writing of such demand for disclosure so that the Buyer, at its sole expense, may seek to make such disclosure subject to a protective order or other appropriate remedy to preserve the confidentiality of the Buyer Confidential Information. Each Party will cooperate in all reasonable respects, in connection with any actions to be taken for the foregoing purpose.  In the case of such compelled disclosure, Sellers shall furnish only that portion of the Buyer Confidential Information which such Seller is advised by a reasoned opinion of its counsel is legally required, and Sellers exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Buyer Confidential Information. For clarity, Sellers shall disclose Buyer Confidential Information only to the extent necessary to satisfy such compelled disclosure herein described.

(c)           Notwithstanding anything herein to the contrary, each of the Parties hereby agrees with the other Party hereto that it will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any press release or other public statement or comment without the prior written consent of the other Parties, except (i) as may be required to comply with the requirements of any applicable Governmental Rules, and the rules and regulations of each stock exchange upon which the securities of one of the Parties is listed or (ii) as may be consistent with previous press releases or other public statements or comments relating to this Agreement or the transactions contemplated herein approved by the Parties.

(d)           Notwithstanding anything herein to the contrary, following the Closing, each Seller and Buyer shall cooperate in good faith to agree in writing on the method and content of the notifications to partners, customers and suppliers involved in the manufacture, marketing and sale of the Product prior to the Closing of the sale of the Purchased Assets to Buyer.

(e)           The Parties shall collaborate, agree, and then submit Confidential Treatment Requests with the Securities Exchange Commission (“SEC”) with respect to the filings of this Agreement, including all schedules and exhibits thereto, as required by the Exchange Act.

Section 11.4          Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party. By an instrument in writing, Buyer or Sellers may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Section 11.5          Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall promptly return to Sellers or

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destroy all books and records furnished by the Sellers and their respective Affiliates, agents, employees, or representatives (including all copies thereof) in accordance with the terms of the confidentiality agreement entered into by the Parties, subject to any document retention expressly permitted thereunder.

Section 11.6          Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a)           if to Buyer, to:

Cumberland Pharmaceuticals, Inc.

2525 West End Avenue

Suite 950

Nashville, TN 37203

Telephone: 615-255-0068

Attn:  Chief Executive Officer

with a copy to (which shall not constitute notice):

Adams & Reese LLP

424 Church St # 2700

Nashville, TN 37219

Attn:  Martin S. Brown, Jr.

(b)           if to Sellers, to:

Theravance Biopharma Ireland Limited

Connaught House

1 Burlington Road

Dublin 4  D04 C5Y6

Ireland

Telephone: +353 1 539 4800

Facsimile:  +353 1 553 2501

Attn:  Ann Brady, President

and

Theravance Biopharma U.S., Inc.

901 Gateway Boulevard

South San Francisco, CA 94080

Telephone: 650-808-3966

Facsimile:  650-808-6095

Attn:  Shehnaaz Suliman, M.D., M.Phil., M.B.A.

SVP, Business Development and Strategy

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with a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, CA 94063

Telephone: (650) 463-5353

Attn: David T. Young

Email: dyoung@gunder.com

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) certified mail; or (iii) nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 11.6 (or in accordance with the latest unrevoked direction from the receiving Party).

Section 11.7          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.8          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Governmental Rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.9          Specific Performance.  The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof or thereof and that the Parties may be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof or thereof in any court specified in Section 11.13, or to seek a permanent injunction in addition to any other remedy to which they are entitled at law or in equity.

Section 11.10       Counterparts. This Agreement may be executed by email in portable document format and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered by each Party to the other Party, it being understood that all Parties hereto need not sign the same counterpart.

Section 11.11       Entire Agreement; Schedules, Exhibits and Other Documents. This Agreement, together with the Schedules and Exhibits attached hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof. The Exhibits, Schedules, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

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Section 11.12       Third Party Beneficiaries. Except as specifically provided herein, this Agreement is intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 11.13       Governing Law. This Agreement will be deemed to have been made in the State of New York and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and the Parties agree to the personal jurisdiction of and venue in any state or federal court located in or with jurisdiction over New York County, New York. The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.

Section 11.14       Waiver. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.15       Assignment.

(a)           No Party may assign any or all of its rights or obligations under this Agreement without the other Party’s prior written consent; provided, however, that (i) either Buyer or any Seller may assign any or all of its rights or obligations under this Agreement to an Affiliate of such Party, and (ii) either Buyer or any Seller may assign all of its rights or obligations under this Agreement to a Third Party to which such Party has sold all or substantially all of its assets relating to this Agreement.

(b)           In the event that a Party assigns any of its rights and obligations hereunder to an Affiliate or Third Party, the assigning Party shall, at the request of the non-assigning Party, enter into, or cause such Third Party to enter into, such supplemental agreements pursuant to which such Third Party will expressly assume all of the obligations of the assigning Party hereunder. Any assignment to an Affiliate of a Party shall not release the assigning or transferring Party of its obligations hereunder. In the event that a Party assigns any of its rights and obligations hereunder to a Person, firm or other entity that qualifies as an Affiliate hereunder and during the term of this Agreement such Person, firm or other entity ceases to qualify as an Affiliate hereunder, such Person, firm or other entity shall promptly, with written notice to the other Party, assign back to such Party any of its rights and obligations hereunder.

(c)           This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that Section 7.6 hereof shall expire upon (i) the consummation of the merger or consolidation of Theravance Biopharma, Inc. (“Parent”) with or into another entity (except a merger or consolidation in which the holders of capital stock of Parent immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of Parent or the surviving or acquiring entity immediately following such merger or consolidation in substantially the same proportions, and with substantially the same terms, as held immediately prior to such merger or consolidation), or (ii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or

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group of affiliated persons of Parent’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the then outstanding voting stock of Parent or the surviving or acquiring entity).

Section 11.16       Advice of Counsel. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties hereto and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement or any other similar or related document exchanged by the Parties prior to the Closing Date shall be offered by a Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement or for any other purpose.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date hereof.

THERAVANCE BIOPHARMA IRELAND LIMITED

By:	/s/ Ann Brady
Name: Ann Brady
Title: President

THERAVANCE BIOPHARMA US, INC.

By:	/s/ Brad Shafer
Name: Brad Shafer
Title: Executive Vice President

CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ A.J. Kazimi
Name: A.J. Kazimi
Title: Chief Executive Officer

***CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.